Exhibit 10.1

NEWS RELEASE

Contact: Kalondia Feichtinger
Director of Investor Relations
(210) 547-1000
E-mail:    kfeichtinger@atsi.net
Web Site: www.atsi.net

ATSI COMMUNICATIONS ANNOUNCES RESIGNATION OF BOARD MEMBER

SAN ANTONIO, TEXAS, October 28, 2002 ATSI Communications, Inc. (AMEX: AI) today announced the resignation of Tomas Revesz as a Director of the Company. ATSI has plans to fill the Board of Director position left vacant by Mr. Revesz in the near future.

John R. Fleming, Interim Chief Chairman of the Board commented, “We appreciate Tomas’ contribution over the last six years to ATSI. While we are disappointed with his resignation, we understand that other pressing business commitments are constraining his time. We wish Tomas well in his future endeavors.”

ATSI Communications, Inc. is an emerging international carrier serving the rapidly expanding niche markets in and between Latin America and the United States, primarily Mexico. The Company’s borderless strategy includes the deployment of a “next generation” network for more efficient and cost effective service offerings of domestic and international voice, data and Internet. ATSI has clear advantages over the competition through its corporate framework consisting of unique licenses, interconnection and service agreements, network footprint, and extensive retail distribution.

This news release contains forward-looking statements. These statements describe management’s beliefs and expectations about the future. We have identified forward looking statements by using words such as “expect,” “believe,” and “should.” Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. More detailed information about ATSI Communications, Inc. is available in the Company’s public filings with the Securities and Exchange Commission.